For the fiscal period ended (a) 10/31/96
File number (c)811-6048

                          SUB-ITEM 77C
           Submission of Matters to a Vote of Security
                             Holders

     A  Special Meeting of Shareholders was called
for   October  30,  1996.   At  such  meeting  the
shareholders approved the following proposals.

1.    Approval  that Edward D. Beach,  Delayne  D.
Gold,  Robert F. Gunia, Donald D. Lennox,  Douglas
H.  McCorkindale,  Mendel  A.  Melzer,  Thomas  T.
Mooney, Stephen P. Munn, Richard A. Redeker, Robin
B. Smith, Louis A. Weil, III and Clay T. Whitehead
are duly elected to serve as Directors of the Fund
until  the earlier to occur of (i)the next meeting
of Shareholders at which Directors are elected and
until  his  or her successor shall have been  duly
elected  and  shall have qualified or  (ii)  their
terms   expire  in  accordance  with  the   Fund's
retirement policy. All such elected Directors are all Directors currently in office.


2. Approval of the selection of independent accountants for the Fund conditioned upon the right by vote of a majority of such Fund's outstanding voting shares at any meeting called for the purpose to terminate such employment forthwith without penalties, is in all respects hereby ratified, approved and confirmed.

                    Affirmative
Negative
                    votes cast               votes
cast
                    6,781,020                1,909